Exhibit (n)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference in this Registration Statement of our report dated September 20, 2013, in the Registration Statement (Form N-2 No. 333-187381) and related Prospectus of Ares Multi-Strategy Credit Fund, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Los Angeles, CA

September 20, 2013